Exhibit 99.1
MERCANTILE BANCORP COMPLETES HNB BANK AND PERRY STATE BANK CONSOLIDATION
Quincy, IL, September 5, 2008 — Mercantile Bancorp, Inc. (AMEX: MBR) announced today it has received regulatory approval to combine its two Missouri-chartered banks, Perry State Bank, with HNB National Bank, a wholly owned subsidiary of HNB Financial Services, Inc., all entities wholly owned by Mercantile. As of this date, Perry State Bank’s five facilities are now HNB National Bank locations. Remaining operational and other necessary changes will continue to take place over the weekend and new HNB signage will be installed in the coming weeks.
In 2007, Mercantile announced its intent to seek approval to consolidate Perry State Bank under the HNB National Bank name. The combined operations will account for more than $350 million in assets with ten full-service locations, serving the Missouri communities of Hannibal, Palmyra, Monroe City, Perry, Bowling Green, Troy and Wentzville. Ronald B. Verdier remains president and CEO of HNB National Bank and Glen A. Bailey, formerly president of Perry State, is now HNB National Bank’s regional president.
“We have been anticipating and carefully planning for this unification to ensure the transition is as seamless as possible,” explained Ted T. Awerkamp, President and CEO of Mercantile Bancorp. “Employees and management at both Perry State and HNB are enthusiastic and have done an outstanding job working together to coordinate their efforts. Customers of both banks have been very positive, understanding they will continue to receive the same excellent customer care and dealing with the same bankers. Both of these banks perform and serve their communities well, and as one bank will become the preeminent banking franchise in northeast Missouri.”
Awerkamp noted the holding company expects the consolidation to generate operational efficiencies and regulatory and compliance expense savings.
About Mercantile Bancorp
Mercantile Bancorp, Inc. is a Quincy, Illinois-based bank holding company with majority-owned subsidiaries consisting of three banks in Illinois, one bank in Missouri and one bank in each of Kansas and Florida, where the Company conducts full-service commercial and consumer banking business, engages in mortgage banking, trust services and asset management, and provides other financial services and products. The company operates a loan production office in Indiana. In addition, the Company has minority investments in nine community banks in Missouri, Georgia, Florida, Colorado, California and Tennessee. Further information is available on the company’s website at http://www.mercbanx.com.
Forward-Looking Statements
This release contains information and “forward-looking statements” that relate to matters that are not historical facts and which are usually preceded by the words “may,” “will,” “should,” “could,” “would,” “plan,” “potential,” “estimate,” “project,” “believe,” “intend,” “anticipate,” “expect,” “target” and similar expressions. These forward-looking statements are subject to significant risks, assumptions and uncertainties. Because of these and other uncertainties, our actual results may be materially different from those described in these forward-looking statements. The forward-looking statements in this release speak only as of the date of the release, and we do not assume any obligation to update the forward-looking statements or to update the reasons why actual results could differ from those contained in the forward-looking statements.

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